SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 9, 2007

THE TIMKEN COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-1169	34-0577130

(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798

(Address of Principal Executive Offices) (Zip Code)

(330) 438-3000

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     The Timken Company (the “Company”) will file a Form 10-Q with the Securities and Exchange Commission later today relating to its financial results for the three months ended March 31, 2007.
     First quarter income from continuing operations was $74.3 million, or $0.78 per diluted share, compared to $57.1 million, or $0.61 per diluted share, in the first quarter a year ago.
     Income from continuing operations and net income increased by $32.7 million, or $0.34 per diluted share, from the results announced by the Company on April 26, 2007. The increase in income from continuing operations and net income is due to a change in the provision for income taxes from expense of $26.4 million, as disclosed on April 26, 2007, to a benefit of $6.3 million. In addition, the January 1, 2007 opening balance of retained earnings increased by $7.3 million. The changes to the previously announced financial results were due to the issuance of a FASB Staff Position No. 48-1 on May 2, 2007, an update of FASB Interpretation No. 48 (FIN 48). These changes, all non-cash items, are expected to have a one-time impact on the Company. As previously disclosed, the Company adopted FIN 48 as of January 1, 2007.
     Income from continuing operations, excluding special items, for the quarter ended March 31, 2007 did not change from $0.66 per diluted share announced on April 26, 2007. The Company’s expectations for 2007 earnings per diluted share, excluding special items, for the second quarter and full year have not changed from the amounts disclosed on April 26, 2007.
     A copy of the summary financial information for the first quarter is attached as Exhibit 99.1 to this report and incorporated by this reference.
     This information shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Exhibits.

99.1	The Timken Company summary financial information for the first quarter of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY
	By:	/s/ William R. Burkhart
William R. Burkhart
May 9, 2007		Senior Vice President and General Counsel Date:

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EXHIBIT INDEX

Exhibit
Number	Description of Document

99.1	The Timken Company summary financial information for the first quarter of 2007.